Exhibit 99.1

Casey’s Announces Agreement to Acquire 40 Convenience Stores in Tennessee and Kentucky

ANKENY, Iowa, Sept. 28, 2021 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), a leading convenience store chain in the United States, today announced an agreement to acquire 40 Pilot convenience stores from Pilot Corporation in an all-cash transaction for $220 million.

The 40 Pilot stores will extend Casey’s presence in Tennessee and Kentucky with well-established locations primarily in the attractive Knoxville, Tennessee, market.

“These stores have a track record of strong performance, and are high quality assets that will be a great fit for Casey’s fresh food program, especially our handmade pizza,” said Darren Rebelez, President and Chief Executive Officer at Casey’s. “We look forward to carrying forward these Haslam family legacy stores and welcoming their team into the Casey’s family.”

“Casey’s is a great convenience store chain that shares similar values as Pilot and we couldn’t be more excited for what they will bring to the community,” said Pilot Company Chairman Jimmy Haslam. “We are very thankful for the tremendous service our team members have provided and know they will be in great hands with Casey’s. Pilot and the Haslam family will always be committed to the Knoxville community, our philanthropic efforts and being a top employer in the region. The company will continue our intense focus on growing our core travel center network and energy businesses with significant investments in our people and our stores to provide the best team member and guest experience at our more than 800 locations across North America.”

Casey’s will initially fund the transaction with a combination of cash on hand and bank financing. The transaction is subject to customary closing conditions and regulatory approvals, including Hart-Scott-Rodino clearance.

Pilot’s convenience stores are owned and operated independently from its travel center and energy businesses and were not included in the Berkshire Hathaway transaction.  BofA Securities, Inc. acted as exclusive financial advisor to Pilot Corporation.

About Casey’s
Casey’s is a Fortune 500 company (NASDAQ: CASY) operating over 2,300 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

About Pilot Company
Pilot Company keeps North America’s drivers moving as one of the leading suppliers of fuel and the largest operator of travel centers. Founded in 1958 and headquartered in Knoxville, Tennessee, Pilot Company has grown its network to more than 800 retail and fueling locations and as the third largest tanker fleet in North America, supplies more than 12 billion gallons of fuel per year. Its energy division also supplies DEF, bio and renewables and provides hauling and disposal services. Pilot Company serves 1.5 million guests per day and provides over 30,000 direct fleet customers with bundled solutions for fuel, credit, factoring, services and rewards. Its Pilot Flying J Travel Center network includes over 750 locations in 44 states and six Canadian provinces with more than 680 restaurants, 74,000 truck parking spaces, 5,300 deluxe showers, 6,200 diesel lanes and offers truck maintenance and tire service through Southern Tire Mart at Pilot Flying J. The One9 Fuel Network connects a variety of fueling locations to provide smaller fleets and independent professional drivers with everyday value, convenience, credit and perks. More information on locations and rewards are available in the myRewards PlusTM app.

Pilot Company is currently ranked No. 10 on Forbes' list of America’s Largest Private Companies. For additional information about Pilot Company, its 28,000 team members and commitment to giving back, visit www.pilotcompany.com.

Forward-looking Statements
This presentation contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements, with respect to the Company and the acquisition, relating to our expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to integration of the acquisition, executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website.

Any forward-looking statements contained in this presentation represent our current views as of the date of this presentation with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the presentation whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com